EXHIBIT 21.  SUBSIDIARIES OF THE SMALL BUSINESS ISSUER


                                                         Percent     State or other jurisdiction of
                Name                                      Owned      incorporation or organization
---------------------------------------------------------------------------------------------------

Beijing Antai Communication Equipment Company, Ltd.        50%       Peoples Republic of China

GlobalFONE of Romania(1)                                  100%       Romania

Farmstead Asset Management Services, LLC(2)                98%       Delaware

FTG Venture Corporation(3)                                100%       Delaware

-------------------
<F1>  Inactive
<F2>  Formed February 23, 1996
<F3>  Incorporated February 23, 1996 ( 2% owner of Farmstead Asset Management Services, LLC)